UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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FOREST LABORATORIES, INC.
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FOREST LABORATORIES SENDS LETTER TO SHAREHOLDERS
Highlights Forest’s Strong Performance and Recommends Shareholders Vote in Favor of
Highly Qualified Slate of Ten Director Nominees
Asks Shareholders to Vote the WHITE Proxy Card Today
NEW YORK, August 1, 2011 —— Forest Laboratories, Inc. (NYSE: FRX) (“Forest”) today announced that its Board of Directors has sent a letter to all Forest shareholders in connection with the Company’s Annual Meeting on August 18, 2011. The letter highlights Forest’s strong financial performance, robust and diversified product pipeline and highly-qualified slate of director nominees, which includes seven incumbent directors and three new candidates. Forest’s Board of Directors recommends shareholders vote for Forest’s nominees on the WHITE proxy card.
For information about Forest’s 2011 Annual Meeting of Shareholders, please visit:
www.FRX2011annualmeeting.com.
The text of the letter follows:

[Forest Laboratories Letterhead]
August 1, 2011
Dear Fellow Shareholders,
We write to ask for your support at our upcoming Annual Meeting. Forest has nominated ten candidates for election to our Board, including three highly regarded and accomplished new independent nominees. As you may be aware, Carl Icahn, a 7% shareholder, has nominated an alternative slate of four candidates. Your Board recommends that you reject Icahn’s hand-picked designees and support all ten of Forest’s candidates, who are committed to acting in the best interests of all Forest shareholders, not just Mr. Icahn’s.
PLEASE VOTE THE WHITE CARD TO SUPPORT FOREST’S HIGHLY QUALIFIED NOMINEES
Forest is Performing Well and Positioned for Long-Term Growth
The Forest Board and management team continue to drive positive financial and operational results. The Company recently reported strong fiscal 2012 first quarter results, highlighted by an 8.2% increase in net sales and a 9.5% increase in adjusted non-GAAP earnings per share. In addition, we recently have achieved significant milestones in the advancement of our pipeline products, including:
•	the initiation of the scientific launches to health care professionals for our newest products, Daliresp and Viibryd, which both became available to patients in June;

•	the filing of a New Drug Application (NDA) with the U.S. Food and Drug Administration (FDA) for aclidinium, for the treatment of chronic obstructive pulmonary disease (COPD);

•	the imminent filing of another NDA for linaclotide for the treatment of chronic constipation and irritable bowel syndrome; and

•	the announcement of very positive preliminary top-line results from a Phase III study of levomilnacipran for the treatment of adults with major depressive disorder.
These recent milestones are just part of the excellent progress Forest has made transitioning beyond its highly successful Lexapro and Namenda franchises. All pharmaceutical companies face patent expirations, and the more successful the drug, the steeper the challenge. Forest successfully managed its last significant patent cliff in 2004 with the launch of Lexapro and has been working actively to address its upcoming patent cliff. In doing so, we have outperformed even the world’s largest pharmaceutical companies in developing and commercializing new products.

Forest Already Has Launched Five of its “Next Nine” Products
The cornerstone of value creation at any pharmaceutical company is the ability to bring new products to market successfully. Forest has been recognized as having the “best late-stage pipeline in all biopharma,”1 which is the result of continued business development and successful R&D efforts for more than a decade. Between 2008 and 2013, we expect to have launched nine new products, all with patents that do not begin to expire until 2020, with several extending to 2027. These products address multiple areas of significant unmet medical need and demonstrate management’s success in creating a sustainable specialty pharmaceutical business.

PRODUCT	INDICATION	LAUNCH
Recent Launches
BYSTOLIC	Hypertension	☑
SAVELLA	Fibromyalgia	☑
2011 Launches
TEFLARO	Complicated Skin and Skin Structure Infections & Community Acquired Bacterial Pneumonia	☑
DALIRESP	COPD	☑
VIIBRYD	Depression	☑
NDAs Planned for Fiscal 2011
aclidinium	COPD	Expected in 2012
linaclotide	Constipation Predominant Irritable Bowel Syndrome Chronic Constipation	Expected in 2012
NDAs Planned for Fiscal 2012
levomilnacipran	Depression	Expected in 2013
cariprazine	Schizophrenia/Bipolar Mania	Expected in 2013
Icahn concedes that Forest is outpacing both specialty and large pharmaceutical companies in terms of developing and launching new products while keeping SG&A costs in line with those same companies — maintaining a sales per employee ratio that is far above the average for our peer group. We agree that this is an enviable achievement.

[1]	“Best late stage pipeline in all of biopharma — 5 drugs launch in next two years all with composition of matter patents. Will drive >30% EPS growth post F2013 trough.” (Corey Davis, Ph.D., Jefferies & Company, Inc., May 16, 2011)

New Products Create a Strategically Diversified Pipeline and Foundation for Future Growth
In addition to the “Next Nine,” the Company has six additional products in Phase II or later that are expected to launch in 2014 or later, and have even longer patent lives. We also expect to have additional products resulting from negotiations and evaluations that are currently under way. We are very excited about these new products and expect them to drive growth and diversify revenue over the long term. With these products coming to market, Forest expects to exceed its fiscal 2011 revenues by fiscal 2016 and broaden Forest’s product portfolio, resulting in greater revenue diversification in the years ahead.
Specifically, from fiscal 2013 to 2017, these products are expected to increase revenues and earnings per share by a compound annual growth rate of 10% and 30%, respectively.
Ironically, Icahn would have you believe that diversification is a weakness, but in our judgment it’s an important strategic and financial asset. Forest’s Board and management have deliberately pursued a portfolio of new, high-potential products in key therapeutic areas with significant unmet medical needs. At the same time, this therapeutic diversification creates tremendous synergy, as most of these products are to be marketed by our primary care sales forces to a common group of primary care physicians across the country.
Icahn does not explain his argument against diversification, and there is simply no merit to his suggestion that Forest should narrow its focus on fewer therapeutic areas. Not only does Icahn fail to identify the areas on which he would want the Company to focus, he ignores the fact that Forest has been very successful investing in promising new compounds across a wide spectrum of therapeutic areas.

Forest Has Managed Patent Expirations Successfully in the Past and Expects To Do So Again
The team at Forest has a proven track record of managing patent expirations successfully and is confident it will do so again. As the chart below demonstrates, Forest overcame its first loss of exclusivity cycle by significantly surpassing Celexa sales with Lexapro sales when Celexa went off patent in 2004.
Total CELEXA & LEXAPRO Sales
Fiscal Year End (March 31)
$MM
Forest’s Nominees Will Drive Continued Growth of the Business
Forest’s 10 nominees have a combination of complementary skill sets and experience that set them apart from Icahn’s nominees. Our slate is composed of experienced, independent healthcare industry, legal and financial experts.
Over the last 10 years, the Company’s incumbent directors have guided Forest as revenues and earnings per share have increased at compound annual growth rates of 12.1% and 16.5% respectively, and the Board is determined to ensure that Forest is well positioned to build on this track record, execute its strategy and deliver value to shareholders in the future.

Our slate represents an appropriate balance of new perspectives — including five new independent directors in the last five years — and board members who have helped build value and execute the Company’s strategy over the longer term. Forest added two new independent directors to its Board in 2006 and 2009, respectively: Dr. Nesli J. Basgoz, the Associate Chief for Clinical Affairs, Division of Infectious Diseases at Massachusetts General Hospital, and Dr. Peter J. Zimetbaum, a Director of Clinical Cardiology at Beth Israel Deaconess Medical Center and an Associate Professor of Medicine at Harvard Medical School.
Dr. Basgoz and Dr. Zimetbaum joined another independent medical expert on Forest’s Board — Dr. Lester Salans, Clinical Professor and member of the Clinical Attending Staff of Internal Medicine at the Mount Sinai Medical School and a former Director of the National Institutes of Arthritis, Diabetes, Digestive and Kidney Diseases of the National Institutes of Health.
Incumbent director Dan L. Goldwasser also brings important expertise in corporate governance and legal and accounting matters, having served for several years on the Auditing Standards Board of the American Institute of Certified Public Accountants and as Chairman of the American Bar Association’s Business Law Section’s Committee on Law and Accounting.
In addition to these impressive incumbent candidates, Forest has nominated three outstanding new candidates for election at this year’s Annual Meeting. Christopher J. Coughlin, Gerald M. Lieberman and Brenton L. Saunders are highly accomplished professionals who, along with Forest’s seven incumbent directors, bring the critical insight, financial acumen, operational skills, investor perspective, compliance expertise, and corporate governance experience that will be instrumental to our future growth and success. Specifically:
•	Christopher J. Coughlin is the former Chief Financial Officer of both Tyco International and Pharmacia. His wide array of senior management positions in global companies, pharmaceutical background, finance experience and compliance and governance expertise, including in his role as lead independent director of Dun & Bradstreet, will further equip the Board in making strategic decisions for the long-term growth of the Company.

•	Gerald M. Lieberman is the former President and Chief Operating Officer of AllianceBernstein, Chief Financial Officer of Fidelity Investments and member of Fidelity’s operating committee. His senior roles at premier investment and asset management firms, and his breadth and depth of experiences, including his finance and accounting expertise, and career-long focus on risk management, enable him to provide important and valuable perspectives to the Board.

•	Brenton L. Saunders is the Chief Executive Officer and a Director of Bausch + Lomb, a former President of Schering-Plough’s Global Consumer Health Care division and a former Partner and Head of the Compliance Business Advisory Group at PricewaterhouseCoopers LLP. His leadership experience as CEO of a global, branded healthcare company, and 15 years of senior compliance experience make him an invaluable addition to the Forest Board.

We are confident that our nominees will provide the leadership and continuity necessary at this exciting and critical time for Forest.
When It Comes to Icahn’s Nominees, The Question Is Not “What’s the Harm?” But
“Are They The Best?”
With the addition of our new nominees, we have carefully assembled a world-class board. Our director candidates have a diverse and specialized skill set that will help guide Forest through the near-term commercialization of the Company’s next generation of key products and set our strategy for well beyond the launch of those products.
We believe corporate boards should be assembled based upon the leadership qualities, experience and expertise of the directors — not based on the obvious self-interest of a single, vocal shareholder, who prior to the last minute submission of his director slate NEVER once approached the Company or engaged in ANY dialogue with Forest management or directors.
Each new Forest candidate was nominated after an extensive identification and vetting process driven by our Nominating Committee, working in conjunction with Heidrick & Struggles, our external board search firm. These nominees are independent, experienced and bring important core competencies to Forest at a crucial time in the Company’s development. With these new directors, our board is exceptionally well qualified to ensure that Forest is positioned to execute its strategy and to continue delivering superior shareholder value.
Icahn’s Nominees Are Not Qualified
We do not believe that Icahn’s nominees add the world-class experience, operational skills, or financial acumen needed to guide your Company over the next five to ten years. Simply put, Icahn’s candidates have limited operational expertise, they are not qualified financial experts and they lack experience as leaders of public companies.
•	Richard Mulligan and Eric Ende have no previous corporate operating or management experience and have no expertise in compliance or governance. During Richard Mulligan’s six years of combined service as a director of ImClone, Biogen Idec and Enzon, none of these companies had a new product approved in the U.S.

•	During Alex Denner’s involvement with ImClone, Biogen Idec, Amylin and Enzon, none of these companies had a new product approved in the U.S. Denner also was tasked with finding a new CEO for Enzon and has failed for a year and a half to find a permanent replacement.

•	Lucian Bebchuk’s only experience is as a recently elected director on the board of Norilsk Nickel, a Russian mining company.

•	None of Icahn’s four nominees have been on the board of any company when it has received a New Chemical Entity (NCE) or Biological License Application (BLA) approval.
In addition, each of these individuals previously served as an Icahn nominee in a proxy contest, Alex Denner is an Icahn employee, and both Alex Denner and Richard Mulligan are currently serving as Icahn designees on the boards of two other public companies that we believe will compete with Forest for product opportunities in the future.
Denner and Mulligan are Conflicted and Should Not Be on Your Board
Business development, product acquisition and licensing are the life blood of our Company, and Forest’s directors are actively engaged in this process. The same is true of Biogen Idec and Amylin, where Alex Denner and Richard Mulligan both serve as directors. All three companies rely on partnerships and licensing arrangements as an integral part of their business model — which means they will likely compete with Forest for the same product opportunities in the market.
As reflected on their company websites, both Biogen Idec and Amylin compete in therapeutic areas in which Forest currently has products on the market, under development and where it will likely be evaluating product opportunities in the future, such as cardiovascular, neurology, infectious diseases and diabetes:
•	Biogen Idec: “We are interested in partnerships in our core therapeutic area of neurology and other areas of high unmet need. In addition, we welcome products in acute care, including cardiovascular, hemophilia, infectious disease, and other products used in a hospital environment.”[2]

•	“As Amylin continues to expand opportunities for its commercialized products in the near term, the company’s mid and long-term R&D programs support a robust product development pipeline, primarily focused on innovative new therapies for diabetes and obesity.”[3]
We believe Denner and Mulligan simply cannot effectively represent the interests of Forest shareholders while they simultaneously hold board seats on Biogen Idec and Amylin — two companies with which Forest competes for product opportunities. In addition to their lack of other qualifications, their candidacies should be rejected on this basis alone.

[2]	Biogen Idec website, http://www.biogenidec.com/partnership_business_development.aspx?ID=5818

[3]	Amylin website, http://www.amylin.com/research/pipeline/

The Potential Exclusion of Mr. Solomon Will Not Affect Forest’s Ability
to Do Business with the Federal Government
Icahn, in plain desperation from his weak platform, is attacking our CEO on an unfounded, unprecedented and unfair issue. We believe this potential action is an arbitrary and unwarranted attempt to force out a senior executive who has never been accused of any wrongdoing whatsoever. Further, Mr. Solomon and the Forest management team and Board have delivered a 23% annualized total return during his 34-year tenure as CEO, a virtually unrivaled achievement.4
The truth is that at no time during the government’s six year investigation of Forest was Mr. Solomon ever accused of any wrongdoing in connection with the matters settled in 2010. HHS-OIG is contemplating using a statute that has never before been used under these circumstances, simply based on Mr. Solomon’s role as CEO of Forest. We believe HHS-OIG would exceed the bounds of its authority in doing so. Furthermore, leading independent third-party organizations have been highly critical of the HHS-OIG’s proposed action.5
Forest stands by its decision to support Mr. Solomon in challenging this potential action. However, should the exclusion become effective, we will take the appropriate steps to ensure that the Company is not precluded from doing business with the Federal government. The Board is confident that the company has the right team, structure and plan already in place to continue to drive the strong shareholder returns that Forest has achieved for the past 20 years.
Your Board Has the Right Plan to Build Long-Term Value
Your Board and management team have been developing and executing a strategic plan for more than a decade to ensure that the Company has a solid path for future success. Forest has been very efficient with its allocation of capital, maintaining a strong balance sheet that has enabled the Company to support its future growth while also returning $4.8 billion in capital to shareholders through repurchases since fiscal 2005 — including two $500 million accelerated share repurchases implemented in the last 14 months. In fact, Forest has repurchased more shares in the last two years than other Icahn biopharma holdings such as Biogen, Amylin and Enzon, and as a percentage of total market capitalization, Forest has returned more capital to shareholders in the last two years than any of its peers.
Forest’s strong balance sheet also has enabled the Company to build one of the deepest, diversified and most promising product portfolios in the industry. Forest has a disciplined and measured approach, including acquiring Clinical Data and Novexel in the last two fiscal years — both of which have meaningfully strengthened and diversified our late-stage pipeline. Importantly, our ongoing

[4]	“The CEO 20-20 Club” by Scott DeCarlo, April 28, 2011, available at http://blogs.forbes.com/scottdecarlo/2011/04/28/the-ceo-20-20-club/

[5]	Third-party commentary is available at http://www.frx2011annualmeeting.com/presentations-materials/

flexibility provides the ability to pursue additional promising opportunities as they arise in the marketplace.
Forest is currently at an important juncture as it transitions beyond the successes of Lexapro and Namenda. The key to value creation at Forest lies in the ability to successfully launch this portfolio of new products and neither Icahn nor his hand-picked nominees have the operational experience to get that job done. The leadership team that identified and developed these products is best suited to bring them to market successfully and build value for you over the long term.
YOUR VOTE IS IMPORTANT — PLEASE SIGN AND SEND THE WHITE PROXY CARD TODAY
Your Board unanimously recommends that you vote for our entire slate of highly qualified, talented and experienced director nominees. Your vote is very important, no matter how many shares you own. Support your Board by voting the WHITE proxy card TODAY. You may vote by telephone, internet or by signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope. We also urge you to DISCARD ANY GOLD PROXY CARD sent to you by Mr. Icahn or his affiliates. If you have already returned a gold proxy card, you can change your vote by signing, dating and returning a WHITE proxy card. Only your latest dated proxy card will be counted.
On behalf of the board of directors, we thank you for your continued support of our Company.
Sincerely,
/s/ Howard Solomon
Howard Solomon
Chairman of the Board and Chief Executive Officer
/s/ Kenneth Goodman
Kenneth Goodman
Presiding Independent Director
Forward Looking Information
Except for the historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties, including the difficulty of predicting FDA approvals, the acceptance and demand for new pharmaceutical products, the impact of competitive products and pricing, the timely development and launch of new products, changes in laws and regulations affecting the healthcare industry and the risk factors listed from time to time in Forest Laboratories’ Annual Reports on Form 10-K (including the Annual Report on form 10-K for the fiscal year ended March 31, 2011), Quarterly Reports on Form 10-Q, and any subsequent SEC filings.

Important Additional Information
Forest Laboratories, its directors, director nominees and certain of its executive officers may be deemed to be participants in the solicitation of proxies from Forest shareholders in connection with the matters to be considered at Forest Laboratories’ 2011 Annual Meeting. On July 18, 2011, Forest Laboratories filed its definitive proxy statement (as it may be amended, the “Proxy Statement”) with the U.S. Securities and Exchange Commission (the “SEC”) in connection with such solicitation of proxies from Forest shareholders. FOREST SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT AND ACCOMPANYING PROXY CARD AS THEY CONTAIN IMPORTANT INFORMATION. Detailed information regarding the identity of participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the Proxy Statement, including Appendix B thereto. Shareholders can obtain the Proxy Statement, any amendments or supplements to the Proxy Statement and other documents filed by Forest Laboratories with the SEC for no charge at the SEC’s website at www.sec.gov. Copies are also available at no charge at Forest Laboratories’ website at www.frx.com or by writing to Forest Laboratories at 909 Third Avenue, New York, New York 10022.
This document contains quotes and excerpts from certain previously published material. Consent of the author and publication has not been obtained to use the material as proxy soliciting material.
If you have any questions, require assistance with voting your WHITE proxy card, or need additional copies of the proxy materials, please contact:
105 Madison Avenue
New York, NY 10016
frxproxy@mackenziepartners.com
(212) 929-5500 (Call Collect)
Or
TOLL-FREE (800) 322-2885
Investor Contact:
Frank J. Murdolo
Vice President - Investor Relations, Forest Laboratories, Inc.
1-212-224-6714
Frank.Murdolo@frx.com
Media Contacts:
Sard Verbinnen & Co
Hugh Burns/Renee Soto/Lesley Bogdanow
1-212-687-8080
Additional Investor Contacts:
MacKenzie Partners
Dan Burch
1-212-929-5748
Charlie Koons
1-212-929-5708